Exhibit 99.1

PRESS RELEASE

CONTACT CHRIS HEADLY

(540) 349-0218

chris.headly@tfb.bank

FAUQUIER BANKSHARES, INC. ANNOUNCES Fourth QUARTER 2018 RESULTS

•	Net income increased to $1.6 million for the fourth quarter compared with net income of $1.3 million for the prior quarter and a net loss of $(543,000) for the fourth quarter of 2017;
•	Net loans increased $16.4 million or 3.10% for the fourth quarter compared with the prior quarter and increased $46.5 million or 9.34% when compared with the fourth quarter of 2017;
•	Deposits increased $69.4 million to $635.6 million for the fourth quarter compared with the prior quarter and increased $65.6 million when compared with the fourth quarter of 2017;
•	Net interest margin decreased to 3.79% for the fourth quarter compared with 3.81% for the prior quarter and increased compared with 3.75% for the fourth quarter of 2017; and
•	Regulatory capital remains strong with ratios exceeding the well capitalized thresholds in all categories.

WARRENTON, VA., January 22, 2019 - Fauquier Bankshares, Inc. (the Company) (NASDAQ: FBSS), parent company of The Fauquier Bank, reported net income of $1.6 million, or $0.42 per diluted share for the quarter ended December 31, 2018, compared with $1.3 million, or $0.35 per diluted share for the prior quarter and $(543,000) or $(0.14) per diluted share for the fourth quarter of 2017.  For the twelve months ended December 31, 2018, net income was $6.1 million, or $1.62 per diluted share compared with $2.5 million, or $0.66 per diluted share for the twelve months ended December 31, 2017.

For the quarter ended December 31, 2018, the Company’s return on average equity (ROE) and return on average assets (ROA) were 10.58% and 0.92%, respectively, compared with 8.96% and 0.79% for the prior quarter, respectively, and (3.77)% and (0.33)%, for the fourth quarter of 2017, respectively.  For the twelve months ended December 31, 2018, ROE and ROA were 10.64% and 0.92%, respectively, compared with 4.44% and 0.39%, respectively, for the twelve months ended December 31, 2017.

Marc Bogan, President and CEO said, “The Fauquier Bank achieved record earnings in 2018 as a result of strong growth in loans, deposits, and assets.  Our goal continues to be improving the Bank’s financial performance, and we are encouraged by the results.  Our emphasis on sound and profitable growth in earning assets, along with expense management, has resulted in much improved net income and enhanced shareholder value.  In addition to the improved financial performance, we have added several talented team members in the past two years that complement our existing leadership group and position The Fauquier Bank as an employer of choice in our market.”

Total assets were $730.8 million on December 31, 2018 compared with $670.0 million for the prior quarter and $644.6 million on December 31, 2017.  Net loans increased $16.4 million to $544.2 million on December 31, 2018 compared with the prior quarter and increased $46.5 million compared with December 31, 2017.  Total deposits were $635.6 million on December 31, 2018 compared with $566.2 million for the prior quarter and $570.0 million on December 31, 2017.  Low cost transaction deposits (demand and interest checking accounts) were $392.6 million on December 31, 2018 compared with $345.9 million for the prior quarter and $361.2 million on December 31, 2017.

Net interest margin was 3.79% for the fourth quarter of 2018 compared with 3.81% for the prior quarter, and 3.75% for the fourth quarter of 2017.  Net interest income was $6.1 million for the fourth quarter of 2018 compared with $5.8 million for the prior quarter and $5.6 million for the fourth quarter of 2017.  Net interest margin for the twelve months ended December 31, 2018 and 2017 was 3.81% and 3.66%, respectively.

The Company’s allowance for loan loss methodology determines the level of loan provision at the end of each quarter.  Based on loan portfolio growth, net charge-off history, asset quality indicators, impaired loans and other qualitative factors, there was no provision for loan losses for the fourth quarter compared with $195,000 for the prior quarter and $125,000 for the fourth quarter of 2017.  This resulted in the allowance for loan losses of $5.2 million or 0.94% of total loans on December 31, 2018 compared with $5.2 million or 0.98% of total loans for the prior quarter and $5.1 million or 1.01% of total loans on December 31, 2017.

Nonperforming assets were $7.9 million on December 31, 2018, compared with $9.0 million for the prior quarter and $10.4 million on December 31, 2017.  Included in nonperforming assets for the quarter were $6.6 million of nonperforming loans and $1.4 million of other real estate owned.  Net loan charge-offs were $38,000 for the fourth quarter of 2018 compared with net loan recoveries of $(41,000) and $(541,000) for the prior quarter and fourth quarter of 2017, respectively.

Noninterest income was $1.3 million in the fourth quarter of 2018, compared with $1.3 million for the prior quarter and $1.4 million for the fourth quarter of 2017.  Noninterest income for the twelve months ended December 31, 2018 and 2017 was $6.1 million and $5.5 million, respectively.

Noninterest expense for the fourth quarter of 2018 was $5.6 million compared with $5.5 million for the prior quarter and $5.3 million for the fourth quarter of 2017.  Noninterest expense for the twelve months ended December 31, 2018 and 2017 was $22.2 million and $20.8 million, respectively.

Shareholders’ equity was $60.0 million on December 31, 2018 compared with $58.3 million for the prior quarter and $56.1 million on December 31, 2017.  Book value per common share was $15.90 on December 31, 2018 compared with $15.44 for the prior quarter and $14.92 on December 31, 2017.

Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank, is an independent community bank offering a full range of financial services, including internet banking, mobile banking with mobile deposit, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William counties in Virginia. Additional information is available at www.tfb.bank or by calling Investor Relations at (800) 638-3798.

This press release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC.

Selected Financial Data By Quarter

	At or For the Quarter Ended,
(Dollars in thousands, except per share data)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
EARNINGS STATEMENT DATA:
Interest income	$7,094	$6,694	$6,540	$6,370	$6,191
Interest expense	1,042	853	686	652	556
Net interest income	6,052	5,841	5,854	5,718	5,635
Provision for loan losses	-	195	12	300	125
Net interest income after provision for loan losses	6,052	5,646	5,842	5,418	5,510
Noninterest income	1,263	1,324	1,624	1,863	1,380
Noninterest expense	5,612	5,484	5,574	5,481	5,288
Income before income taxes	1,703	1,486	1,892	1,800	1,602
Income taxes	130	169	233	214	2,145
Net income (loss)	$1,573	$1,317	$1,659	$1,586	$(543)

PER SHARE DATA:
Net income (loss) per share, basic	$0.42	$0.35	$0.44	$0.42	$(0.14)
Net income (loss) per share, diluted	$0.42	$0.35	$0.44	$0.42	$(0.14)
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Weighted average shares outstanding, basic	3,773,836	3,773,836	3,773,739	3,768,197	3,762,677
Weighted average shares outstanding, diluted	3,779,289	3,780,547	3,783,159	3,777,114	3,772,700
Book value	$15.90	$15.44	$15.29	$15.01	$14.92
BALANCE SHEET DATA:
Total assets	$730,805	$669,977	$651,529	$682,120	$644,613
Loans, net	$544,188	$527,802	$505,623	$497,691	$497,705
Securities, including restricted investments	$74,124	$75,124	$75,018	$72,520	$73,699
Deposits	$635,638	$566,231	$565,835	$577,241	$570,023
Transaction accounts (demand & interest checking accounts)	$392,583	$345,862	$345,063	$351,485	$361,246
Shareholders' equity	$60,007	$58,277	$57,698	$56,666	$56,142
PERFORMANCE RATIOS:
Net interest margin (1)	3.79%	3.81%	3.88%	3.74%	3.75%
Return (loss) on average assets	0.92%	0.79%	1.02%	0.97%	(0.33)%
Return (loss) on average equity	10.58%	8.96%	11.66%	11.44%	(3.77)%
Efficiency ratio (2)	76.29%	76.02%	77.16%	77.24%	74.35%
Yield on earning assets	4.44%	4.37%	4.33%	4.16%	4.12%
Cost of interest bearing liabilities	0.83%	0.71%	0.58%	0.54%	0.47%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC.

Selected Financial Data By Quarter

	At or For the Quarter Ended,
(Dollars in thousands, except for ratios)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
ASSET QUALITY RATIOS:
Nonaccrual loans	$1,993	$2,381	$2,661	$3,688	$3,180
Restructured loans still accruing	3,361	3,402	3,442	3,744	4,182
Student loans greater than 90 days past due and accruing	1,227	1,400	1,176	1,330	1,616
Loans greater than 90 days past due and accruing	-	441	489	772	49
Total nonperforming loans	6,581	7,624	7,768	9,534	9,027
Other real estate owned, net	1,356	1,356	1,356	1,356	1,356
Total nonperforming assets	$7,937	$8,980	$9,124	$10,890	$10,383

Allowance for loan losses	$5,176	$5,214	$4,978	$5,400	$5,094
Allowance for loan losses to total loans	0.94%	0.98%	0.98%	1.07%	1.01%
Nonaccrual loans to total loans	0.36%	0.45%	0.52%	0.73%	0.63%
Allowance for loan losses to nonperforming loans	78.65%	68.39%	64.08%	56.64%	56.43%
Nonperforming loans to total loans	1.20%	1.43%	1.52%	1.90%	1.80%
Nonperforming assets to total assets	1.09%	1.34%	1.40%	1.60%	1.61%
Net loan charge-offs (recoveries)	$38	$(41)	$434	$(7)	$(541)
Net loan charge-offs (recoveries) to average loans	0.01%	(0.01)%	0.09%	—	(0.11)%

FAUQUIER BANKSHARES, INC.

Selected Financial Data

(Dollars in thousands, except per share data)	For the Twelve Months Ended,
	December 31, 2018	December 31, 2017
EARNINGS STATEMENT DATA:
Interest income	$26,698	$23,320
Interest expense	3,233	2,049
Net interest income	23,465	21,271
Provision for loan losses	507	520
Net interest income after provision for loan losses	22,958	20,751
Noninterest income	6,074	5,468
Noninterest expense	22,151	20,844
Income before income taxes	6,881	5,375
Income taxes	746	2,879
Net income	$6,135	$2,496

PER SHARE DATA:
Net income per share, basic	$1.63	$0.66
Net income per share, diluted	$1.62	$0.66
Cash dividends	$0.48	$0.48
Weighted average shares outstanding, basic	3,772,421	3,764,690
Weighted average shares outstanding, diluted	3,779,366	3,773,010

PERFORMANCE RATIOS:
Net interest margin (1)	3.81%	3.66%
Return on average assets	0.92%	0.39%
Return on average equity	10.64%	4.44%
Efficiency ratio (2)	76.68%	76.80%

Net loan charge-offs (recoveries)	$425	$(49)
Net loan charge-offs (recoveries) to average loans	0.08%	(0.01)%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.

(2)	Efficiency ratio is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.